UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2021

PARAGON 28, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40902	27-3170186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14445 Grasslands Drive

Englewood, CO 80112

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (730) 399-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FNA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2021, the Board of Directors (the “Board”) of Paragon 28, Inc. (the “Company”) appointed B. Kristine Johnson to the Board as a Class I director and as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Compensation Committee of the Board (the “Compensation Committee”), effective as of December 1, 2021, and Kristina Wright to the Board as a Class III director and as a member of the Audit Committee of the Board (the “Audit Committee”), effective as of December 1, 2021. Ms. Johnson’s term as director will expire at the 2022 annual meeting of stockholders or until her successor is elected and qualified or her earlier death, resignation, disqualification, retirement or removal. Ms. Wright’s term as director will expire at the 2024 annual meeting of stockholders or until her successor is elected and qualified or her earlier death, resignation, disqualification, retirement or removal.

Ms. Johnson has been President and General Partner of Affinity Capital Management, a venture capital firm, since 2000. In April 2021, she was appointed Chairperson of the board of directors of AtriCure, Inc. (Nasdaq: “ATRC”), a medical device company, where she has also served as a member of the board of directors since March 2017. Ms. Johnson has served as a member of the board of directors of ViewRay, Inc. (Nasdaq: “VRAY”), a company that develops radiation therapy technology, since April 2020, and ClearPoint Neuro, Inc. (Nasdaq: “CLPT”), a medical device company, since August 2019. She served as a member of the board of directors of Piper Sandler, an investment banking firm, from 2003 to 2019. Ms. Johnson served as a member of the board of directors of The Spectranetics Corporation (Nasdaq: “SPNC”), a medical device company, from 2012 to 2017. She held various executive leadership positions at Medtronic, plc (NYSE: “MDT”) from 1982 to 1999. Ms. Johnson serves as a member of the board of directors of the University of Minnesota Foundation Investment Advisors. She holds a B.A. from St. Olaf College.

Ms. Wright has served as Vice President and Chief Financial Officer for the Neuromodulation Operating Unit of Medtronic, plc, a medical device company, since July 2020. She previously held various leadership positions at Medtronic, plc, in both finance and corporate development since August 2010. Prior to Medtronic, plc, Ms. Wright worked at PricewaterhouseCoopers, LLP, in the Audit and Assurance and Transaction Services practices from 1999 to 2010. Ms. Wright holds a B.S. in Accounting from the University of Minnesota, and an M.B.A from the Fuqua School of Business at Duke University.

Pursuant to the Company’s non-employee director compensation program, as non-employee directors, Ms. Johnson and Ms. Wright each will receive an initial restricted stock unit (“RSU”) award covering an amount of shares of the Company’s common stock (the “Common Stock”) equal to $300,000 divided by the 30 day average stock price of the Company’s Common Stock on the date of the award grant, which will be December 1, 2021. In addition, each will be eligible to receive, on the date of each annual meeting of the Company’s stockholders, an award of RSUs covering a number of shares of Common Stock calculated by dividing (i) $150,000 by (ii) the average per share closing trading price of the Common Stock over the most recent 30 trading days as of the grant date. Ms. Johnson and Ms. Wright will also receive annual cash retainers in the amount of $45,000 per year for Board service, Ms. Johnson will receive an additional annual cash retainer in the aggregate amount of $12,500 cash per year for her service on the Nominating Committee and the Compensation Committee, and Ms. Wright will receive an additional annual cash retainer in the amount of $10,000 per year for her service on the Audit Committee. The foregoing description is qualified in its entirety by reference to the text of the Company’s non-employee director compensation program, which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2021, as amended.

Each of Ms. Johnson and Ms. Wright have no relationships requiring disclosure under Item 404(a) of Regulation S-K. Ms. Johnson and Ms. Wright are not a party to any arrangement or understanding with any other person pursuant to which they were selected as a director.

In addition, both Ms. Johnson and Ms. Wright will enter into the Company’s standard indemnification agreement for directors and officers, the form of which was filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 24, 2021, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAGON 28, INC.

Date: November 15, 2021	By:	/s/ Jonathan Friedman
Jonathan Friedman
General Counsel